Exhibit 99.3

Sunrise Telecom Incorporated
Richard D. Kent	Linda Rothemund
Chief Financial Officer	Investor Relations
+1 (408) 363-8000	+1 (415) 445-3236

SUNRISE TELECOM COMPLETES DIVESTITURE OF ITALY BASED

PROTOCOL PRODUCT GROUP FOR APPROXIMATELY $10 MILLION

COMPLETES DIVESTITURE OF SWISS BASED HIGH RESOLUTION OTDR BUSINESS

SAN JOSE, CA, December 16, 2008 – Sunrise Telecom® Incorporated (OTC: SRTI.PK) today announced that it has successfully completed the previously announced divestiture of its Protocol Products Group (PPG) to LTE Innovations for approximately $10 million in cash before the repayment of certain intercompany obligations and holdbacks associated with indemnities.

The Company also announced it has completed the divestiture of its high resolution OTDR business in Switzerland. The Company sold the business to its former managers and will share in any future upside potential.

These transactions are in line with Sunrise Telecom’s previously announced strategy of divesting itself of non-core businesses to better concentrate on its core business of developing intuitive, innovative test equipment for communications service providers’ installation and maintenance needs.

“Completing these two divestitures results in a better alignment of Sunrise Telecom’s resources with our strategy and enhances Sunrise Telecom’s liquidity,” commented Paul Marshall, Sunrise Telecom’s president and CEO. “We will continue to simplify our business to improve our operational effectiveness.”

About Sunrise Telecom Incorporated

Sunrise Telecom develops and delivers high-quality communications test and measurement solutions for telecom, cable and wireless networks. The Company’s robust portfolio of feature-rich, easy-to-use products enables service providers to deliver premium voice, video, data and next-generation digital multimedia services quickly, reliably, and cost-effectively. Based in San Jose, California, Sunrise Telecom distributes its products through a direct sales force and a global network of sales representatives and distributors. For more information, visit http://www.sunrisetelecom.com or email info@sunrisetelecom.com.

SUNRISE TELECOM, the “S” logo, and other trademarks are trademarks of Sunrise Telecom Incorporated and may not be used without permission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, material contained in quotations, expectations for the divestiture of non-core assets, expectations regarding a more targeted business focus; and expectations regarding increased liquidity. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected, for example, shortfalls in revenue; greater than anticipated uses of cash; rapid technological change within the telecommunications industry; our ability to manage growth, slowdowns and changes in the macro-economic environment; the loss of key employees; the long-term impact of cost controls; and the unknown effects of management changes. Some of these risks and uncertainties are described in more detail in our reports filed with the SEC, including our Annual Report on Form 10-K for the period ended December 31, 2007. Sunrise Telecom assumes no special obligation to update the forward-looking statements included in this press release.